                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      WELLS FARGO & COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                             WELLS FARGO & COMPANY

                                                                  March 16, 1998

To Our Shareholders:

    You are cordially invited to attend the annual meeting of shareholders to be held on Tuesday, April 21, 1998. Enclosed are the Secretary's official notice of this meeting, a proxy statement and a form of proxy. This year the meeting will be held at 1:00 p.m. at the Hotel Inter-Continental, 251 South Olive Street, Los Angeles, California.

    At this meeting you will be asked to elect directors to serve until the next annual meeting and to ratify the selection of the Company's independent auditors for 1998.

    We hope that you will attend. But whether you plan to attend or not, please complete, date, sign and return the enclosed proxy as soon as possible. It is important that your shares be represented at the meeting.

                                               Sincerely yours,
                                               PAUL HAZEN
                                               CHAIRMAN OF THE BOARD, PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

                             YOUR VOTE IS IMPORTANT

    WE ENCOURAGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                     [LOGO]

                             WELLS FARGO & COMPANY

                             420 Montgomery Street
                        San Francisco, California 94104
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 21, 1998

To the Shareholders of Wells Fargo & Company:

    The annual meeting of shareholders of Wells Fargo & Company (the "Company") will be held at the Hotel Inter-Continental, 251 South Olive Street, Los Angeles California, at 1:00 p.m. on Tuesday, April 21, 1998, in order to:

    1. Elect 14 directors to serve until the next annual meeting of shareholders or until their successors have been elected and qualified; and

    2. Ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company for 1998.

    The meeting will also act upon such other matters as may properly come before the meeting or any adjournment thereof. Shareholders of record at the close of business on February 20, 1998, will be entitled to vote the number of shares held of record in their names on that date. The transfer books will not be closed.

    Whether you plan to attend the shareholders' meeting or not, please complete, date and sign the enclosed proxy card and return it in the accompanying envelope. You may revoke your proxy at any time prior to the time it is voted.

                                               GUY ROUNSAVILLE, JR.
                                               SECRETARY

March 16, 1998

                                PROXY STATEMENT

    These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wells Fargo & Company, a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company and at any adjournment thereof. The meeting will be held at the Hotel Inter-Continental, 251 South Olive Street, Los Angeles, California, at 1:00 p.m. on Tuesday, April 21, 1998. These proxy materials are being mailed to shareholders on or about March 16, 1998.

                               PURPOSE OF MEETING

    At the meeting, shareholders will be asked to (1) elect directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified; and (2) ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company for the year 1998. In addition, the shareholders may act upon such other matters as may properly come before the meeting.

                                     VOTING

    Holders of record of the Company's Common Stock, $5.00 par value (the "Common Stock"), at the close of business on the record date, February 20, 1998, will be entitled to vote on all matters to be presented at the annual meeting. On the record date, 85,746,327 shares of Common Stock were outstanding. Votes may be cast in person or by proxy, and each share of Common Stock entitles its holder to one vote.

    A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present or represented for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted in establishing the quorum. Directors are elected by holders of shares representing a plurality of the quorum. Abstentions and broker non-votes are not counted in the election of directors. In accordance with the Company's By-Laws, Proposal 2 must be adopted by the holders of a majority of the shares present and voting. Abstentions and broker non-votes would have no effect on the outcome of Proposal 2.

    Proxies in the accompanying form which are properly executed and returned to the Company will be voted at the annual meeting in accordance with the instructions contained in such proxies and, at the discretion of the proxy holders, on such other matters as may properly come before the meeting. Where no such instructions are given, the shares will be voted for the election of directors as described herein and for the ratification of the selection of independent auditors. The Board of Directors does not know of any matters to be acted upon at the meeting other than the foregoing items. Any shareholder has the power to revoke his or her proxy at any time before it is voted.

                              CORPORATE GOVERNANCE

    The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated in the State of Delaware. The Company's principal subsidiary is Wells Fargo Bank, National Association (the "Bank"), a national banking association organized under the laws of the United States. The Company's 1997 Annual Report provides a review of the Company's operations during the past year.

    The Board of Directors of the Company met 10 times during 1997 and now consists of 17 members. Ellen M. Newman and Richard J. Stegemeier, currently members of the Board, have reached the mandatory age for retirement under the Company's tenure policy for directors and accordingly will not stand for reelection at the annual meeting. In addition, Carl E. Reichardt, also a director, has decided not to stand for reelection to the Board. The 14 remaining incumbent directors have been nominated for reelection. Biographies of the nominees are provided under "Proposal 1 -- Election of Directors."

    The directors of the Company also serve as the directors of the Bank. The Company and the Bank have each established the Board committees described below. The membership of each committee is the same for the Company and the Bank, and the corresponding committees of both institutions usually hold joint meetings.

    The Executive Committee may exercise all of the power and authority of the Board, except for certain fundamental responsibilities such as amending the By-Laws, which are reserved to the Board. In addition, subject to the authority of the Board, the Committee is authorized to supervise the general management and direction of the business and affairs of the Company. Directors serving on the Executive Committee since the last annual meeting are: Paul Hazen, Chairman; Michael R. Bowlin; Edward M. Carson; William S. Davila; Rayburn S. Dezember; Philip J. Quigley; Carl E. Reichardt; Donald B. Rice; and John A. Young. The Committee met four times in 1997.

    The Committee on Examinations and Audits oversees the adequacy of the Company's control environment. The Committee meets regularly with management, the Company's general auditor and its independent auditors to review the scope and results of their work. The Committee also recommends the appointment of the independent auditors. See "Proposal 2 -- Ratification of Selection of Independent Auditors." In addition, the Committee reviews the Company's quarterly and annual financial statements, including the adequacy of the allowance for loan losses, and all other reports legally required to be reviewed on behalf of the Board. The Committee also reviews all reports of examinations conducted by bank regulatory agencies and ensures that appropriate management personnel follow up on audit and examination findings and recommendations and implement corrective actions on a timely basis. Directors serving on the Committee since the last annual meeting are: Robert K. Jaedicke, Chairman; H. Jesse Arnelle; William S. Davila; Thomas L. Lee; Ellen M. Newman; Richard J. Stegemeier; Susan G. Swenson; Daniel M. Tellep; and Chang-Lin Tien. The Committee met eight times during 1997.

    The Management Development and Compensation Committee administers the executive compensation programs (including employee stock plans) of the Company and its subsidiaries and advises the chief executive officer concerning salary policy for employees of the Company and its subsidiaries below the executive level. Directors serving on the Committee since the last annual meeting are:
John A. Young, Chairman; Michael R. Bowlin; Philip J. Quigley; Donald B. Rice; Richard J. Stegemeier; Susan G. Swenson; and Daniel M. Tellep. The Committee met six times during 1997.

    The Nominating Committee is responsible for proposing candidates to fill vacancies on the Board as they occur and recommending yearly to the Board the director nominees to be elected by the shareholders at the annual meeting. The Committee met once since the last annual meeting, and the Committee members serving since that time are: Donald B. Rice, Chairman; Edward M. Carson; William
S. Davila; Rayburn S. Dezember; Ellen M. Newman; Carl E. Reichardt; and Daniel
M. Tellep. In carrying out its responsibilities, the Committee will consider candidates suggested by shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary, Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104. The persons named in this proxy statement as candidates for election to the Board have been recommended by the Committee. See "Proposal l -- Election of Directors."

    The Directors' CRA Committee is a committee of the Bank Board only. The Committee reviews the Bank's compliance with the Community Reinvestment Act and the statement made by the Bank under the Act with respect to the communities it serves. Directors serving on the Committee since the last annual meeting are:
Chang-Lin Tien, Chairman; H. Jesse Arnelle; Edward M. Carson; Rayburn S.
Dezember;

Robert K. Jaedicke; Thomas L. Lee; Ellen M. Newman; and Carl E. Reichardt. The Committee met twice in 1997.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    Average attendance at Board and committee meetings during 1997 was approximately 95 percent. During 1997, all directors attended at least 75 percent of the total number of Board meetings and meetings of the committees to which they belonged.

DIRECTOR REMUNERATION AND RETIREMENT POLICY

    Directors who are officers of the Company do not receive an annual retainer or meeting fees for service on the Board or as a member of any Board committee. Non-officer directors of the Company were paid a basic annual retainer of $32,000 in 1997, with additional amounts payable in accordance with committee service. Robert K. Jaedicke, as chairman of the Committee on Examinations and Audits, and the other members of such committee received additional amounts of $10,000 and $5,000, respectively, during 1997. John A. Young, as chairman of the Management Development and Compensation Committee, and the other members of such committee received additional amounts of $5,000 and $2,000, respectively, during the year. Non-officer directors were paid a fee of $1,500 for each Board meeting attended during 1997, except that when Board meetings of the Company and the Bank were held on the same day, only one meeting fee was paid. During 1997, all non-officer directors received a fee of $1,150 for each committee meeting attended, except that when the same committees of the Company and the Bank had a combined meeting, only one meeting fee was paid. A director may defer the receipt of his or her annual retainer and meeting fees and elect to receive either interest on the deferred amount or a return based upon the hypothetical investment of the deferred fees in Common Stock. The Company also reimburses directors for travel, food, lodging and other expenses incurred in attending Board and committee meetings.

    Three directors have consulting arrangements with the Company. Chang-Lin Tien has agreed to advise the Company on its international marketing strategy for a yearly fee of $100,000 until July 1998. Rayburn S. Dezember promotes customer, community and trade association relations and provides customer referrals under a consulting agreement with the Company that runs until 1999 at a yearly fee of $75,000. Ellen M. Newman provides consulting services relating to the Bank's retail marketing strategies for a monthly fee of $2,500.

    Carl E. Reichardt retired as chairman of the board of the Company in December 1994 and has continued as a member of the Board of Directors. In connection with his retirement, the Company agreed to make available office space and the services of a secretary and a driver on an as-needed basis for Mr. Reichardt's personal use.

    Edward M. Carson retired as chairman of the board of First Interstate Bancorp in April 1995 and was elected to the Company Board in April 1996 upon the completion of the Company's merger with First Interstate. When he retired from First Interstate, First Interstate agreed to provide Mr. Carson with office space and secretarial services for his personal use and to reimburse him for the cost of two club memberships. The Company has assumed those obligations pursuant to the First Interstate merger.

    The Board of Directors terminated the Directors' Retirement Plan in 1996 for all persons elected to the Board at any time after the 1996 annual meeting of shareholders. For those eligible to participate, the Directors' Retirement Plan provides that a non-officer director with at least five years' combined service on the Board or the Board of First Interstate Bancorp is entitled to receive, during a period equal to the lesser of 10 years or the number of full years of service, an annual retirement benefit equal to the basic annual retainer in effect at the time of the director's retirement, without regard to that director's service on particular committees of the Board.

    Non-officer directors may participate in the Director Option Plan, originally approved by shareholders in 1987 and amended with shareholder approval in 1995. Under the Plan, a non-officer director may elect to receive at the beginning of a year an option to purchase Common Stock in lieu of the director's annual retainer for that year. The number of shares subject to option is the quotient of the participant's annual retainer divided by 50 percent of the fair market value of a share of Common Stock as of January 2 of the year granted. In general, options become exercisable on the first anniversary of the date they are granted and remain exercisable for nine years thereafter. The option price is 50 percent of the fair market value of a share of Common Stock as of the date the option is granted. During 1997, options to purchase an aggregate of 2,389 shares of Common Stock were issued to nine directors under the Plan.

    Under the 1990 Director Option Plan, each non-officer director elected or reelected each year at the annual meeting automatically receives an option to purchase 500 shares of Common Stock. Directors joining the Board at other times receive options to purchase a prorated number of shares. The exercise price per share of each such option is the fair market value of a share of Common Stock as of the date the option is granted. During 1997, options to purchase 8,000 shares of Common Stock were granted to 16 directors under the 1990 Plan.

    The Company reimburses members of the Board of Directors up to $7,500 per year for expenses incurred in personal financial planning.

    As successor to First Interstate Bancorp, the Company owns universal life insurance policies originally purchased by First Interstate on the lives of three former directors of First Interstate who now serve on the Board of Directors. The death benefits of the policies depend on the director's length of service and do not exceed $200,000. The Company will continue to pay the premiums on such policies while the director remains a member of the Board. The three directors have entered into "split-dollar" life insurance agreements which provide that they will become fully entitled to the policy upon the occurrence of certain events, including continuation of service to a future date and resignation for good reason following a change in control. If a director becomes entitled to the policy, the cash value of the policy reduces the payment of benefits under the Directors' Retirement Plan and deferrals of director's fees. During 1997, the directors covered by these insurance agreements received imputed income ranging from $216 to $1,654, which varied according to the director's age and length of service.

    The Board of Directors has adopted a retirement policy which precludes any non-officer director from standing for election to the Board after age 70. This policy also precludes any director who was an active officer at the time of his or her first appointment from continuing to serve as a director after retirement, except that a director who has held the office of chairman of the board or president continues to be eligible to stand for election as a director until age 70.

                              BENEFICIAL OWNERSHIP

    The following table shows the number of shares of Common Stock beneficially owned as of February 20, 1998, by all directors and nominees for director, each of the five most highly compensated executive officers during 1997 and all directors, nominees and executive officers as a group. Executive officers are defined as all Company officers at the level of vice chair and above and all Company staff heads on February 20, 1998 (16 persons). As of such date, no individual director, nominee or executive officer beneficially owned more than 1 percent of all outstanding Common Stock. All directors, nominees and executive officers as a group owned beneficially 1.4 percent of all outstanding Common Stock as of such date. No share of any other class of equity security was then beneficially owned by any member of the group.

                                                            SHARES
                                                          SUBJECT TO
                                                           OPTIONS     SHARES HELD
          NON-OFFICER              SHARES      SHARES    EXERCISABLE     THROUGH
         DIRECTORS AND              HELD        HELD      WITHIN 60      COMPANY
           NOMINEES               DIRECTLY   INDIRECTLY      DAYS      401(k) PLAN     TOTAL
-------------------------------  ----------  ----------  ------------  -----------  ------------
H. Jesse Arnelle...............         192           0        3,602            0          3,794
Michael R. Bowlin..............           0          91        1,215            0          1,306
Edward M. Carson...............         240      14,000        1,000          614         15,854
William S. Davila..............         100           0        5,679            0          5,779
Rayburn S. Dezember............           0      39,443        4,532        5,471         49,446
Robert K. Jaedicke.............         400           0        4,000            0          4,400
Thomas L. Lee..................         866           0        5,665            0          6,531
Ellen M. Newman................       2,350         207        3,500            0          6,057
Philip J. Quigley..............           0       1,733        2,733            0          4,466
Carl E. Reichardt..............           0       8,509        1,626            0         10,135
Donald B. Rice.................       2,830       4,490        1,000            0          8,320
Richard J. Stegemeier..........           0       3,915        3,288            0          7,203
Susan G. Swenson...............          50           0        1,668            0          1,718
Daniel M. Tellep...............         433           0        1,943            0          2,376
Chang-Lin Tien.................         100           0        4,769            0          4,869
John A. Young..................         400         381        7,037            0          7,818


    MOST HIGHLY COMPENSATED
     OFFICERS DURING 1997
-------------------------------
Paul Hazen(1)..................           0     215,836      241,655        3,536        461,027
Terri A. Dial..................       7,672           0       60,493          789         68,954
Rodney L. Jacobs...............       3,000      22,133       58,787        1,142         85,062
Charles M. Johnson.............      20,025           0       68,213        4,391         92,629
Clyde W. Ostler................       8,035           0       68,287            0         76,322

             GROUP
-------------------------------
Directors, Nominees and
  Executive Officers as a Group
  (32 persons).................     101,936     317,297      738,161       20,834      1,178,228

---------

1. Also a director.

    The following is the only person known to the Company to have been the beneficial owner of more than 5 percent of the outstanding Common Stock as of December 31, 1997:

               NAME AND ADDRESS OF                   AMOUNT AND NATURE OF
                 BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP     PERCENT
--------------------------------------------------  ----------------------  -----------
Warren E. Buffett
Berkshire Hathaway, Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131.............................            6,718,218(1)         7.7

---------

1. Mr. Buffett shares dispositive power over all of the reported shares. As to 6,690,218 of them, he shares voting power and dispositive power with Berkshire Hathaway Inc., a diversified holding company he may be deemed to control, and certain of its subsidiaries. The 28,000-share balance of the shares identified as beneficially owned by Mr. Buffett is held by certain defined-benefit-type employee benefit plans for Berkshire Hathaway employees. While Mr. Buffett may be deemed to have beneficial ownership of such 28,000 shares due to his power to direct the investments of such plans, Mr. Buffett does not have or share voting power over such shares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The 14 persons named below have been nominated to serve on the Board of Directors until the next annual meeting or until their successors are elected and qualified. Directors are elected by a plurality of the votes cast by holders of Common Stock on the record date present in person or represented by proxy at the annual meeting. The proxy holders named on the accompanying proxy card, unless otherwise instructed, intend to vote all of the shares they represent as proxies for each of the nominees named herein. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the annual meeting, the Board of Directors will select a substitute nominee or amend the By-Laws of the Company to reduce the authorized number of directors. Biographical information about all nominees may be found below.

    The Board of Directors recommends a vote FOR authority for the proxy holders to vote in favor of the nominees identified below or their substitutes as described above.

    All nominees are directors of the Bank. If elected as directors of the Company, all nominees will also be reelected as directors of the Bank.

[Photo]            H. JESSE ARNELLE  Mr. Arnelle, 64, has been of counsel to Womble
                   Carlyle Sandridge & Rice, a law firm in Winston-Salem, North
                   Carolina, since September 1997. At that time he retired from the law firm of Arnelle, Hastie, McGee, Willis & Greene in San
                   Francisco, where he had been senior partner of the firm and a predecessor since 1985. He is also a director of Armstrong World
                   Industries, Inc., Eastman Chemical Corporation, FPL Group, Inc.,
                   Textron Corporation, Union Pacific Resources, Inc., and WMX
                   Technologies, Inc. Mr. Arnelle is the immediate past chairman of the Pennsylvania State University board of trustees. He has been a director of the Company since 1990.

[Photo]            MICHAEL R. BOWLIN  Mr. Bowlin, 55, has been chairman of the board since 1995 of Atlantic Richfield Company, or ARCO, an integrated petroleum products company. He has also been chief executive officer of ARCO since 1994 and president and chief operating officer of ARCO since June 1993. Mr. Bowlin is also a director of
                   ARCO. He serves as a trustee of the California Institute of
                   Technology, a member of the Business Roundtable and a trustee of the Los Angeles County Museum of Art. He has been a director of the Company since 1996.

[Photo]            EDWARD M. CARSON  Mr. Carson, 68, was chairman of the board from
                   1990 through April 1995 of First Interstate Bancorp, where he was also chief executive officer from 1990 through 1994. He is also a director of Aztar Corporation, Castle & Cook, Inc., Schuff Steel,
                   Inc., and Terra Industries, Inc. Mr. Carson had been a director of
                   First Interstate Bancorp from 1985 until 1996, when he was elected to the Board of the Company for the first time.

[Photo]            WILLIAM S. DAVILA  Mr. Davila, 66, until his retirement in 1992 had been president of The Vons Companies, Inc., a Los
                   Angeles-based chain of supermarkets, since 1985. He is now president emeritus of The Vons Companies, Inc., and serves as a director of Geo. A. Hormel & Company, Pacific Gas and Electric
                   Company and PG&E Corporation. Mr. Davila serves on the foundation boards of Methodist Hospital, Arcadia, and Santa Marta Hospital,
                   Los Angeles. He has been a director of the Company since 1990.

[Photo]            RAYBURN S. DEZEMBER  Mr. Dezember, 67, served as chairman of the board and chief executive officer of Central Pacific Corporation from 1981 until its acquisition by the Company in 1990. Mr.
                   Dezember is a director of CalMat Co., Tejon Ranch Company and The
                   Bakersfield Californian and is also a trustee of Whittier College.
                   He has been a director of the Company since 1990.

[Photo]            PAUL HAZEN  Mr. Hazen, 56, became chairman of the board of the
                   Company and the Bank in 1995 and president of both entities in
                   July 1997. Prior to 1995 he served as president of the Company and the Bank since 1984. He is a director of AirTouch Communications,
                   Phelps Dodge Corporation and Safeway, Inc. He has been a director of the Company since 1984.

[Photo]            ROBERT K. JAEDICKE  Mr. Jaedicke, 69, is a professor (emeritus) of accounting at the Graduate School of Business, Stanford
                   University, where he served as dean from 1983 to 1990. He is a director of Bailard Biehl & Kaiser Real Estate Investment Trust
                   Inc., Boise Cascade Corporation, C. M. Capital, California Water
                   Service Company, Enron Corporation, GenCorp, Inc. and State Farm
                   Insurance Companies. He has been a director of the Company since
                   1983.

[Photo]            THOMAS L. LEE  Mr. Lee, 55, has been chairman and chief executive officer since 1989 of The Newhall Land and Farming Company, which is engaged in planned community development and agriculture. He is also a director of CalMat Co. In addition, Mr. Lee is a trustee of the California Institute of the Arts and a member of the
                   California Business Roundtable and the Urban Land Institute. He
                   had been a director of First Interstate from 1993 to 1996, when he was first elected to the Board of the Company.

[Photo]            PHILIP J. QUIGLEY.  Mr. Quigley, 55, prior to his retirement in
                   December 1997, had been chairman, president and chief executive officer since 1994 of Pacific Telesis Group, a telephone holding company. From 1987 to 1994 he was president and chief executive officer of Pacific Bell, the California operating subsidiary of
                   Pacific Telesis Group. Mr. Quigley also serves as the chairman of the California Business Roundtable. He has been a director of the
                   Company since 1994.

[Photo]            DONALD B. RICE  Mr. Rice, 58, since 1996 has been president and chief executive officer of UroGenesys, Inc., a biotechnology research and development company. He was president and chief operating officer of Teledyne, Inc., from 1993 to 1996 and
                   Secretary of the Air Force from 1989 to 1993. He is also a director of UroGenesys, Inc., Scios, Inc., and Vulcan Materials
                   Company. Mr. Rice originally served as a director of the Company from 1980 to 1989 and rejoined the Board in 1993.

[Photo]            SUSAN G. SWENSON  Ms. Swenson, 49, has been president and chief executive officer since 1994 of Cellular One, a cellular
                   telecommunications company. From 1979 to 1994 she held various operating positions within Pacific Telesis Group, including president of PacTel Cellular for two and a half years and general manager of Pacific Bell's second largest operating area for one year. She is also a director of General Magic, Inc., and Working
                   Assets Funding Service. Ms. Swenson has been a director of the
                   Company since 1994.

[Photo]            DANIEL M. TELLEP  Until his retirement at the end of 1996, Mr.
                   Tellep, 66, served during 1996 as chairman of the board and during
                   1995 as chairman of the board and chief executive officer of
                   Lockheed Martin Corporation, an aerospace manufacturer created by merger in 1995. He had been chairman and chief executive officer of Lockheed Corporation from 1989 until the merger. He is also a director of Edison International, Lockheed Martin Corporation and
                   Southern California Edison Company. Mr. Tellep had been a director of First Interstate from 1991 to 1996, when he was first elected to the Company Board.

[Photo]            CHANG-LIN TIEN  Mr. Tien, 62, holds the NEC Distinguished
                   Professor of Engineering chair at the University of California,
                   Berkeley, where he had been chancellor from 1990 to 1997. He is also a director of AirTouch Communications, Chevron Corporation and Raychem Corporation. Mr. Tien also serves as a trustee of the
                   Asia Foundation and as a director of Kaiser Permanente and is also an elected member of the American Academy of Arts and Sciences and of the National Academy of Engineering. Mr. Tien has been a director of the Company since 1990.

[Photo]            JOHN A. YOUNG  Mr. Young, 65, retired in 1992 as president, chief executive officer and a director of Hewlett-Packard Company, positions he had held since 1978. He is a director of Affymetrix
                   Corp., Chevron Corporation, Lucent Technologies, Novell, Inc.,
                   Shaman Pharmaceuticals Inc. and SmithKline Beecham PLC. Mr. Young
                   is also co-chair of the President's Committee of Advisors on
                   Science and Technology, a member of the executive committee of the
                   Council on Competitiveness and a member of the Business Council.
                   He has been a director of the Company since 1977.

                             EXECUTIVE COMPENSATION

    The following table summarizes for the last five years compensation earned by or awarded to the chief executive officer and the other four most highly compensated executive officers during 1997. No stock appreciation rights were awarded during any period covered by the table.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                     ANNUAL COMPENSATION             -----------------
                                          -----------------------------------------    COMMON SHARES
                                                                     OTHER ANNUAL       UNDERLYING         ALL OTHER
          NAME AND                          SALARY       BONUS       COMPENSATION      STOCK OPTIONS     COMPENSATION
     PRINCIPAL POSITION          YEAR        ($)          ($)             ($)               (#)             ($)(1)
-----------------------------  ---------  ----------  ------------  ---------------  -----------------  ---------------
Paul Hazen ..................    1997        850,000     2,000,000         7,828            21,830            85,000
Chairman, President and Chief    1996        850,000     2,000,000        11,478            29,560            84,583
Executive Officer                1995        812,500     2,000,000           291            44,400            81,250
                                 1994        737,500     1,250,000           291            40,000            73,750
                                 1993        658,333     1,000,000           186            40,000            65,833

Terri A. Dial ...............    1997        366,667       700,000        16,961             2,180            36,667
Vice Chair                       1996        312,500       480,000        11,280             8,280            31,250
                                 1995        241,667       300,000        11,280            10,660            24,167
                                 1994        195,000       250,000        11,280            10,000            19,500
                                 1993        165,000       200,000        11,280             9,000            16,500

Rodney L. Jacobs ............    1997        425,000     1,000,000        14,867             6,550            42,500
Vice Chair                       1996        425,000       750,000        19,188            11,830            41,667
                                 1995        375,000       750,000        11,571            15,990            37,500
                                 1994        370,833       475,000        11,571            15,000            37,083
                                 1993        333,333       400,000        11,466            27,000            33,333

Charles M. Johnson ..........    1997        375,000       700,000        16,064             2,180            37,500
Vice Chair                       1996        375,000       550,000        18,804             8,870            37,500
                                 1995        367,500       550,000        11,571            13,320            36,750
                                 1994        325,000       475,000        11,571            15,000            32,500
                                 1993        291,667       400,000        11,466            15,000            29,167

Clyde W. Ostler .............    1997        375,000       700,000        11,280             3,270            37,500
Vice Chair                       1996        375,000       475,000        15,687             7,100            46,500
                                 1995        375,000       475,000        11,571            10,660            37,500
                                 1994        375,000       475,000        11,571            15,000            36,790
                                 1993        362,500       400,000        12,092            15,000            36,250

---------

1. Amounts shown for 1997 represent Company contributions to its Tax Advantage and Retirement Plan ("TAP") and its unfunded Benefits Restoration Program (the "BRP"). As permitted by law, the BRP was credited with contributions which otherwise would have been made to TAP but for the limits imposed by the Internal Revenue Code on contributions made to TAP. Amounts contributed during 1997 to TAP and the BRP respectively on behalf of the named officers were as follows: Mr. Hazen, $14,350, $70,650; Ms. Dial, $14,350, $22,317; Mr.
   Jacobs, $14,350, $28,150; Mr. Johnson, $14,350, $23,150; and Mr. Ostler,
   $16,000, $21,500.

    Shown below is further information regarding employee stock options awarded during 1997 under the Company's Long-Term Incentive Plan to the five officers named above. No stock appreciation rights were awarded during the year.

                        STOCK OPTION GRANTS DURING 1997

                                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                                                ASSUMED ANNUAL RATES OF
                                                                                               STOCK PRICE APPRECIATION
                                                                                              FOR 10-YEAR OPTION TERM(1)
                                                                                   -------------------------------------------------
                                                                                       0% ($)           5% ($)           10% ($)
                                                                                   ---------------  ---------------  ---------------
                                                                                        ASSUMED     ASSUMED          ASSUMED
                                          INDIVIDUAL GRANTS                              COMMON     COMMON           COMMON
                     ------------------------------------------------------------         STOCK     STOCK            STOCK
                     COMMON SHARES     % OF TOTAL                                      PRICE ON     PRICE ON         PRICE ON
                      UNDERLYING    OPTIONS GRANTED      EXERCISE                      FEB. 18,     FEB. 18,         FEB. 18,
                         OPTIONS    TO EMPLOYEES IN         PRICE   EXPIRATION          2007 --     2007 --          2007 --
       NAME           GRANTED(2)    FISCAL YEAR(3)         ($/SH)   DATE                $314.25     $511.88          $815.08
-------------------  -------------  -----------------  -----------  -------------  ---------------  ---------------  ---------------
Paul Hazen.........       21,830              4.6       $  314.25   Feb. 18, 2007             0           4,314,266       10,933,197
Terri A. Dial......        2,180              0.5       $  314.25   Feb. 18, 2007             0             430,834        1,091,817
Rodney L. Jacobs...        6,550              1.4       $  314.25   Feb. 18, 2007             0           1,294,477        3,280,460
Charles M.
  Johnson..........        2,180              0.5       $  314.25   Feb. 18, 2007             0             430,834        1,091,817
Clyde W. Ostler....        3,270              0.7       $  314.25   Feb. 18, 2007             0             646,251        1,637,726
Five Named Officers
  as a Group.......       36,010              7.6       $  314.25   Feb. 18, 2007             0           7,116,661       18,035,017
Total Approximate Shareholder Benefit............................................             0      17,026,385,741   43,148,203,707
Benefit of Five Named Officers as a Percent of Total.............................             0               0.04%            0.04%

---------

1. The amounts shown are not the values of the options on the date they were granted. Instead, these are hypothetical future values based on the difference between the option exercise price and an assumed future Common Stock price at the end of the 10-year term of the options using rates of growth prescribed by the Securities and Exchange Commission. For all grants shown, at an assumed appreciation rate of 5 percent per year starting at $314.25 per share, the Common Stock price would be $511.88, and the total increase in shareholder value would be approximately $17,026,385,471 ($197.63 increase per share multiplied by approximately 86.2 million outstanding shares). At an assumed appreciation rate of 10 percent per year starting at $314.25 per share, the Common Stock price would be $815.08, and the total increase in shareholder value would be approximately $43,148,203,707 ($500.83 increase per share multiplied by approximately 86.2 million outstanding shares).

2. The options generally become exercisable with respect to one-third of their underlying shares on each of the first, second and third anniversaries of their grant. The exercise price may be paid in cash or Common Stock or by means of a loan under the Long-Term Incentive Plan. See "Other Transactions with Officers and Directors -- Long-Term Incentive Plan," below. No stand-alone or tandem stock appreciation rights were granted during 1997. The Management Development and Compensation Committee of the Board, or a subcommittee thereof, has the discretion to provide for the acceleration of the exercisability of options under various circumstances, including its determination that a change in control of the Company has occurred, but the Committee has never exercised that discretion.

3. Options to purchase a total of 475,375 shares of Common Stock were granted under the Company's Long-Term Incentive Plan during 1997.

    The following table shows the value realized upon exercise of options during 1997 and certain information about unexercised options at year-end with respect to the named officers. There were no stock appreciation rights exercised during the year or outstanding at year-end.

       AGGREGATED OPTION EXERCISES DURING 1997 AND YEAR-END OPTION VALUES

                                                         COMMON SHARES UNDERLYING       VALUE(1) OF UNEXERCISED
                       OPTIONS EXERCISED DURING 1997      UNEXERCISED OPTIONS ON       IN-THE-MONEY OPTIONS(2) ON
                      -------------------------------      DECEMBER 31, 1997(#)           DECEMBER 31, 1997($)
                       SHARES ACQUIRED      VALUE      -----------------------------  ----------------------------
        NAME           ON EXERCISE(#)    REALIZED($)(1) EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------  -----------------  ------------  ------------  ---------------  ------------  --------------
Paul Hazen..........         81,525       20,172,674       234,378         56,337      51,959,979      3,675,624
Terri A. Dial.......            600          149,550        59,766         11,254      13,314,496        854,698
Rodney L. Jacobs....         28,080        6,466,051        56,603         19,767      10,718,212      1,339,996
Charles M. Johnson..         13,225        2,980,151        67,486         12,534      14,513,320        992,762
Clyde W. Ostler.....          1,420          291,835        80,077         11,558      18,224,211        833,076

---------

1. "Value" represents the difference between the option exercise price and the market value of the underlying Common Stock on December 31, 1997, in the case of unexercised options, or on the date of exercise, in the case of exercised options.

2. An option is "in the money" on a particular date if the market value of the underlying Common Stock on that date exceeds the option exercise price.

    PENSION BENEFITS. The Company terminated its defined-benefit retirement plan on December 31, 1984, and purchased annuities for participants eligible to receive benefits under such plan. Since the Employee Retirement Income Security Act of 1974 limited individual annual benefits payable under the defined-benefit retirement plan, benefits that otherwise would have been payable under the annuities in excess of that limit will be paid under the Company's Benefits Restoration Program. The combined annual benefit payable from such annuities and under the Benefits Restoration Program to each of the named executive officers beginning at age 65 is as follows: Paul Hazen, $187,490; Terri A. Dial, $55,411; Rodney L. Jacobs, $27,573; Charles M. Johnson, $109,913; and Clyde W. Ostler, $108,638.

                      REPORT ON EXECUTIVE COMPENSATION BY
               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

    The Management Development and Compensation Committee (the "Committee") of the Board of Directors, which consists solely of non-officer directors, has provided the following report on executive compensation:

    The Committee has responsibility for executive compensation programs designed to attract, motivate, reward and retain the management talent required to lead the Company, achieve its business objectives and increase shareholder value. An executive's compensation consists of three elements -- base salary, bonus and stock options -- which are determined separately based on different sets of criteria. Each element of compensation is evaluated relative to recent levels of compensation for positions of similar responsibility at the 15 bank holding companies with the largest stock market capitalization, which comprise Wells Fargo's peer group (the "Peer Group"). The Committee believes that these institutions, in light of their similarity to the Company, are significant potential competitors for the executive talent Wells Fargo seeks to attract and retain. Members of the Peer Group are among the 50 largest bank holding companies in the United States and are included in the Keefe, Bruyette & Woods, Inc., 50 Total Return Index for Bank Holding Companies shown on pages 16 and 17. The Committee also reviews the compensation levels of non-bank financial service providers to ensure that Wells Fargo's pay levels are competitive.

BASE SALARIES

    Base salaries for executives, including the chief executive officer, typically approximate the median salary for positions of similar responsibility in the Peer Group. Salaries are adjusted up or down from the median based on the strategic importance of the position and the skills of the executive. Generally, increases in salary occur only in response to market changes or when warranted by an executive's change in responsibilities. For 1997 there were no adjustments in base salary for the chief executive officer or for three of the other five most highly compensated officers. Increases in base salary are being made in 1998 for some of the most senior executive officers, including the chief executive officer, in response to market changes and to reflect increased responsibilities.

BONUSES

    Executive officers are eligible for bonuses that are based on shareholder, Company and individual performance and on the Peer Group comparison, described below.

    SHAREHOLDER PERFORMANCE CRITERIA. The Company's return to its shareholders is compared to:

    -  the returns of our Peer Group.

    - a broader measure of bank holding company stocks, the 50 bank holding companies represented in the Keefe, Bruyette & Woods, Inc., 50 Total Return Index for Bank Holding Companies (the "KBW 50"). All members of the Peer Group are included in the KBW 50.

    - a broad measure of market performance, the 500 stocks represented in the Standard & Poor's 500 Stock Index (the "S&P 500").

    COMPANY PERFORMANCE CRITERIA. In 1997 the Committee focused on such measures of Company profitability as return on equity, "cash" return on equity and "cash" return on assets. Following the First Interstate merger, the cash return measurements are believed to be the most relevant measures of financial performance for shareholders and are the most comparable with prior periods.

    INDIVIDUAL PERFORMANCE CRITERIA. The Committee considered the contribution individual executive officers made to the performance of the Company, as described above. An executive's individual performance was also evaluated in such areas as leadership, vision, initiative and personnel selection and development.

    PEER GROUP COMPARISON. To the extent that executive positions can be matched with positions in the Peer Group, bonuses are compared to those of the Peer Group. This year bonuses for executive officers, including the chief executive officer, are intended to be near the Peer Group median. The Peer Group is used for these evaluations rather than the KBW 50 because we believe the Peer Group reflects the market in which we compete for executives.

    In awarding bonuses, all of the foregoing factors are evaluated in a qualitative manner, are not weighted, and their relative importance may vary in view of individual circumstances.

    SENIOR EXECUTIVE PERFORMANCE PLAN. The five most highly compensated officers from among the chief executive officer and the vice chairs are eligible for bonuses under the terms of the Senior Executive Performance Plan ("SEPP"), which is designed to qualify bonuses paid thereunder for tax deductibility by the Company under Section 162(m) of the Internal Revenue Code. The Company's policy with regard to Section 162(m) is stated below. The Board of Directors adopted the SEPP on February 15, 1994. The shareholders approved the plan on April 18, 1994.

    In accordance with the terms of the SEPP, in February 1997 the Committee set a target threshold for return on equity of 8 percent, then set 3 percent as the percentage of net income applicable to Common Stock in excess of that target threshold, to fund the maximum pool available for 1997 bonuses. In February 1997 the Committee also determined the size of each participant's percentage share of the pool, based on such participant's potential individual contribution to the success of the Company. In accordance with SEPP provisions regarding the adjustment of net income for unusual events, the 1997 SEPP pool was based on 1997 net income as adjusted by $268 million to remove the effect of certain integration expenses and adjustments associated with the First Interstate merger.

    At its February 1998 meeting, the Committee approved the amount of the 1997 bonus pool in accordance with the terms of the SEPP. At the same meeting, the Committee also decided to award each participant in the Plan, including the chief executive officer, an amount equal to the maximum amount payable to each participant as permitted by the available pool based on the shareholder, Company and individual performance criteria and the Peer Group comparison described above.

    At such meeting, the Committee also set target thresholds of 4 percent of net income applicable to Common Stock in excess of 8 percent return on equity to determine the 1998 bonus pool. Such amounts were determined in light of the reduction in the Company's reported return on equity resulting from the amortization of goodwill and intangibles associated with the First Interstate merger.

    1997 PERFORMANCE. Highlights of the Company's 1997 performance, taking into account the impact of the First Interstate merger, are as follows:

    - The return to our shareholders in 1997, assuming full reinvestment of dividends, was 28.2 percent, compared to 27.6 percent in 1996. This compares with 47.1 percent on average for the Peer Group, 46.2 percent for the bank holding companies in the KBW 50 and 33.4 percent for the companies comprising the S&P 500.

    -  Our five-year return to shareholders of 397.3 percent compares with the
       230.8 percent average for the Peer Group, 231.9 percent for the bank holding companies in the KBW 50 and 151.6 percent for the companies comprising the S&P 500.

    -  Our ten-year return to shareholders of 1,010.3 percent compares with the
       885.9 percent average for the Peer Group, 610.7 percent for the bank holding companies in the KBW 50 and 425.4 percent for the S&P 500.

    - Our return on equity of 8.79 percent compares with the Peer Group average of 17.86 percent. Our cash return on average common equity of 34.4 percent ranked first in the Peer Group, whose estimated average was 23.6 percent. Our 1997 cash return on average assets was 1.8 percent, compared with the Peer Group average of 1.5 percent.

LONG-TERM INCENTIVE COMPENSATION

    Stock options are awarded to motivate executives, including the chief executive officer, to make decisions leading to sustained growth in shareholder value. To determine award levels the Committee focuses on individual impact on shareholder value, individual performance and strategic responsibility. Stock options may also be used to ensure that the total compensation of our executives is generally competitive, and we analyze individual grants on a Peer Group basis when data is available. All of the foregoing factors are evaluated in a qualitative manner, are not weighted, and their relative importance may vary in view of individual circumstances. Occasionally stock options may be granted to a new executive if his or her position has substantial strategic value and potential impact on shareholder value. Stock options are granted at fair market value on the date of grant, thereby linking individual potential compensation to shareholder gain and encouraging management to operate the Company from an owner's perspective.

    Based on the foregoing considerations, in February 1997 the Committee granted the Company's five most highly compensated officers stock options to recognize their efforts towards the integration of the Company's operations following the First Interstate merger and without regard to Peer Group comparisons. No further stock option grants were made to such officers during 1997 because the Committee decided to delay grants from the usual November date to early in the next calendar year when the full preceding year's financial results and market performance relative to the Peer Group are known.

POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE

    Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits federal income tax deductions by the Company for compensation paid to the chief executive officer and the four other most highly compensated officers to $l million per year, but contains an exception for performance-based compensation that satisfies certain conditions, including limitations on the discretion of the Committee in determining the amount of such compensation.

    The Committee believes that a substantial portion of an executive's compensation should be based on Company performance and, in determining the amount and form of compensation, the Committee considers the net cost of that compensation, including whether it will generate a tax deduction for the Company. As a result, the Committee will generally seek to award performance-based compensation that would otherwise be deductible by the Company in a manner that complies with the performance-based compensation exception to
Section 162(m). In that regard, the Committee believes that stock options granted at fair market value under the Long-Term Incentive Plan and bonuses awarded under the Senior Executive Performance Plan will qualify for the performance-based compensation exception to the Section 162(m) deduction limit. However, because the net cost of compensation is weighed against many other factors in determining executive compensation, the Committee may determine that it is appropriate to authorize compensation that is not deductible by the Company, whether by reason of Section 162(m) or otherwise.

STOCK OWNERSHIP GUIDELINES

    In 1993 the Company introduced minimum stock ownership guidelines to be met by officers at the level of senior vice president and above within five years after promotion to such levels. These guidelines support the view that management risk and rewards should have a direct relationship to shareholder returns. The investment at risk of each of the five most highly compensated officers substantially exceeds these guidelines.

                                          Management Development and
                                          Compensation Committee:

                                          John A. Young, Chairman
                                          Donald B. Rice
                                          Michael R. Bowlin
                                          Richard J. Stegemeier
                                          Philip J. Quigley
                                          Susan G. Swenson
                                          Daniel M. Tellep

                    COMPARATIVE TOTAL RETURN ON COMMON STOCK

    The following graphs present the yearly percentage change in the cumulative total shareholder return on the Common Stock for the five years and the ten years ended December 31, 1997. The graphs compare the cumulative total returns during those periods on the Common Stock, the Standard & Poor's 500 Stock Price Index ("S&P 500") and the Keefe, Bruyette & Woods, Inc., 50 Total Return Index ("KBW 50"). The KBW 50 is a market-capitalization-weighted stock price index composed of 50 bank holding company stocks. All computations have been made to give effect to the reinvestment of dividends.

                        FIVE-YEAR PERFORMANCE COMPARISON

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 AS OF DECEMBER 31,    WELLS FARGO    S&P 500     KBW 50
1992                           $100        $100       $100
1993                            173         110        106
1994                            199         111        100
1995                            305         153        160
1996                            388         189        227
1997                            497         252        332

    Assuming the reinvestment of all dividends, a hypothetical investment of $100 made as of December 31, 1992, in the Common Stock of the Company, and pro rata in the 50 stocks included in the KBW 50 and in the 500 stocks comprising the S&P 500 would have been worth $497, $332 and $252, respectively, as of December 31, 1997.

                        TEN-YEAR PERFORMANCE COMPARISON

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 AS OF DECEMBER 31,    WELLS FARGO    S&P 500     KBW 50
1987                          $ 100       $ 100      $ 100
1988                            146         117        124
1989                            187         154        148
1990                            155         149        106
1991                            165         194        168
1992                            223         209        214
1993                            386         230        226
1994                            445         233        214
1995                            680         320        344
1996                            866         394        486
1997                          1,110         525        711

    Assuming the reinvestment of all dividends, a hypothetical investment of $100 made as of December 31, 1987, in the Common Stock of the Company and pro rata in the 50 stocks included in the KBW 50 and in the 500 stocks included in the S&P 500 would have been worth $1,110, $711 and $525, respectively, as of December 31, 1997.

                 OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

    EXECUTIVE LOAN PLAN. The Company's Executive Loan Plan was adopted by the Board of Directors in 1984. The persons eligible under the Plan to receive mortgage or general purpose loans or loan guarantees from the Company include executive officers of the Company and are selected by the chairman of the board or the president pursuant to authority delegated by the Management Development and Compensation Committee, which administers the Plan. Loans bear interest at the applicable rate in effect under Section 1274(d) of the Internal Revenue Code at the time the loan is made (currently between 5.39 and 5.91 percent for loans made in March 1998, depending on the term of the loan and certain other factors) and may be reduced by up to 5 percentage points while the borrower is an employee of the Company.

    Mortgage loans must be for the purpose of purchasing, constructing or improving the executive's principal residence or refinancing outstanding indebtedness with respect to such residence, cannot have a term exceeding 30 years and, when aggregated with other outstanding debt secured by such residence, must have a maximum principal balance of the lesser of $1,500,000 or 100 percent of the fair market value of such residence. General purpose loans may not have a term exceeding 10 years and must be for personal household expenses, education or support of dependents, extraordinary medical or dental expenses, income taxes or other purposes deemed appropriate by the Management Development and Compensation Committee. General purpose loans cannot be used for investment purposes or to acquire shares of Common Stock under a stock option or similar plan of the Company or its subsidiaries, although such loans are available under the Long-Term Incentive Plan. See "Long-Term Incentive Plan," below. The maximum principal balance of all general purpose loans to the same executive cannot exceed the lesser of $250,000 or 150 percent of the executive's annual base salary.

    The following table gives information regarding the unpaid principal balances under the Plan for those of the five most highly compensated executive officers in 1997 with loans under the Plan and for all 1997 executive officers as a group during the time they served as such.

                                                                    BALANCE AS OF      MAXIMUM BALANCE
                                                                  DECEMBER 31, 1997      DURING 1997
                                                                 -------------------  ------------------
Paul Hazen
  Chairman and President.......................................    $     1,344,916      $    1,372,476

Clyde W. Ostler
  Vice Chair...................................................    $     1,664,845      $    1,687,979

All 1997 Executive Officers as a Group(1)......................    $     4,374,615      $    4,451,165

---------

1. Both the balance as of December 31, 1997, and the maximum balance during the year represent loans to three persons.

    LONG-TERM INCENTIVE PLAN. The Management Development and Compensation Committee may authorize an extension of credit from the Company to an employee (including an employee who is an officer or director of the Company) to assist the employee in the purchase of Common Stock upon exercise of employee stock options granted under the Plan or a predecessor plan. Under current policy, the Company may extend or guarantee such loans with a maximum term of six years. Such loans bear interest at a variable rate that is adjusted each year to equal the greater of the average annual rate for three-year U.S. Treasury notes for the immediately preceding calendar year, which was 5.99 percent for 1997, and the applicable rate in effect under Section 1274(d) of the Internal Revenue Code at the time the loan is made (currently between 5.84 and 6.17 percent for loans made in March 1998, depending on the term of the loan and certain other factors).

    The following table gives information about the unpaid principal balances under the Plan and a predecessor plan for those of the five most highly compensated executive officers in 1997 with loans under the Plan or a predecessor plan and for all 1997 executive officers as a group during the time they served as such.

                                                                    BALANCE AS OF      MAXIMUM BALANCE
                                                                  DECEMBER 31, 1997      DURING 1997
                                                                 -------------------  ------------------
Paul Hazen
  Chairman and President.......................................    $       597,777      $      597,777

Terri A. Dial
  Vice Chair...................................................    $        42,600      $       42,600

Clyde W. Ostler
  Vice Chair...................................................    $       367,978      $      897,283

All 1997 Executive Officers as a Group(1)......................    $     3,089,063      $    3,618,368

---------

1. Both the balance as of December 31, 1997, and the maximum balance during the year represent loans to eight persons.

    OTHER TRANSACTIONS. The Bank has had and expects in the future to have banking transactions in the ordinary course of its business with many of the Company's directors and executive officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with others. The loans included among such transactions did not involve more than the normal risk of collectibility or present other unfavorable features when such loans were made. Loans by the Bank to directors and executive officers of the Company and to entities controlled by them are subject to limitations as to amount and purpose as prescribed by the Federal Reserve Act. For example, extensions of credit by the Bank in excess of $500,000 to directors and executive officers of the Company and their related interests require the prior approval of a majority of the disinterested directors of the Bank. All extensions of credit to such persons must be made on non-preferential terms. In addition, the Bank may not extend credit in excess of $100,000 (not counting up to $15,000 of open-end credit) to any executive officer of the Bank, which includes most executive officers of the Company, unless the purpose of the loan is to finance the education of the officer's children or the purchase, construction, maintenance or improvement of the officer's residence or unless the loan is secured by collateral of the types specified by federal law.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Because of the complexity of the reporting requirements imposed on the Company's directors and executive officers under Section 16 of the Securities Exchange Act of 1934, the Company has assumed responsibility for preparing and filing the reports of changes in beneficial ownership required of these persons by this statute. Based on a review of beneficial ownership reporting forms and representations of its directors and executive officers, the Company believes that such persons were in compliance during 1997 with these reporting requirements, except that the total number of shares reported as beneficially owned by Michael J. Gillfillan, an executive officer, did not include four additional shares owned by his children until corrected by amendments to his reports filed on February 9, 1998.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following persons served as members of the Management Development and Compensation Committee during all or part of 1997: John A. Young, Chairman; Michael R. Bowlin; Myron Du Bain (retired); William S. Davila; Philip J. Quigley; Donald B. Rice; Richard J. Stegemeier; Susan G. Swenson; and Daniel M. Tellep. With the exception of Messrs. Bowlin, Du Bain, Stegemeier and Tellep, each director on the Committee, a family member or an entity controlled by the director had loans or other extensions of credit outstanding from the Bank or one of its affiliates during 1997. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than the normal risk of collectibility or present other unfavorable features when they were made.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has appointed KPMG Peat Marwick LLP, certified public accountants, Three Embarcadero Center, San Francisco, California, as independent auditors for the Company for 1998. Shareholders are being asked to ratify this selection at the annual meeting. This firm or a predecessor has served as the independent auditors for the Company since 1969. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors requires the affirmative vote of the holders of a majority of the shares voting at the meeting.

    As in the past, representatives of KPMG Peat Marwick LLP will be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    The Board of Directors recommends a vote FOR this proposal.

                              COST OF SOLICITATION

    In addition to solicitation by mail, proxies may also be solicited by directors, officers and employees of the Company and the Bank, who will not receive additional compensation for such solicitation. The Company has also engaged D. F. King & Co. Inc. to assist in contacting shareholders whose stock is held in the names of brokers or other custodians and will pay $7,500 plus out-of-pocket expenses for these services. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy materials to beneficial owners of the Common Stock.

                             SHAREHOLDER PROPOSALS

    A shareholder who intends to present a proposal at the 1999 annual meeting of shareholders for inclusion in the Company's proxy statement and form of proxy relating to such meeting must submit such proposal by November 16, 1998. The proposal must be mailed to the Company's principal executive offices at 420 Montgomery Street, San Francisco, California 94104, Attention: Secretary.

                                          Guy Rounsaville, Jr.
                                          SECRETARY

March 16, 1998

                              PROXY
                      WELLS FARGO & COMPANY
    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 21, 1998
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoint(s) RAYBURN S. DEZEMBER, PAUL HAZEN and ROBERT K. JAEDICKE, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock, $5 par value, of Wells Fargo & Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held in Los Angeles, California, on Tuesday, April 21, 1998, at l:00 p.m., and at any adjournment thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

UNLESS A CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS FOR 1998, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THIS PROXY WILL ALSO BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS ON SUCH MATTERS OTHER THAN THE TWO SPECIFIED ITEMS AS MAY COME BEFORE THE MEETING.

A majority of such proxies or their substitutes as shall be present and acting at the meeting, or if only one be present and acting then that one, shall have and may exercise all of the powers of all of said proxies hereunder.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

                          [Reverse Side]

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" authority in Proposal 1 and "FOR" Proposal 2.

The Board of Directors favors a vote "FOR" authority in Proposal 1 and "FOR" Proposal 2.

1.  Authority to vote for the following nominees for director:

    H.J. Arnelle; M.R. Bowlin; E.M. Carson; W.S. Davila; R.S. Dezember; P. Hazen; R.K. Jaedicke; T.L. Lee; P.J. Quigley; D.B. Rice; S.G. Swenson; D.M. Tellep; C-L. Tien; J.A. Young.

                / / FOR          / / WITHHELD

    FOR, except vote withheld from the following nominee(s):

    _______________________________________________________

2. Ratify selection of KPMG Peat Marwick LLP as independent auditors for 1998.

         / / FOR          / / AGAINST        / / ABSTAIN


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.


Signature(s):                                        Date:
             -------------------------------------        ---------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation or other organization, please sign in full name of corporation or other organization and indicate capacity of signing officer.


                                     -2-